Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Shares, par value $0.10 per share, of Ebix, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: February 19, 2013

ROBIN RAINA

By: /s/ Robin Raina
Robin Raina, Individually

ROBIN RAINA FOUNDATION

By: /s/ Robin Raina
Name: Robin Raina
Title: President